EXHIBIT 10.44
Execution Version
ARTES MEDICAL, INC.
$6,500,000 10% Senior Secured Note
due on the fifth (5th) anniversary of the Closing Date
and
Common Stock Purchase Warrant
for 1,300,000 Shares of Common Stock

NOTE AND WARRANT PURCHASE AGREEMENT

Dated as of January 28, 2008

TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

		Page

Section 17.07	Counterparts; Effectiveness	19
Section 17.08	Severability	19
Section 17.09	Governing Law; Jurisdiction	19
Section 17.10	Waiver of Jury Trial	20
Section 17.11	Expenses; Attorney’s Fees	20

SCHEDULE A	Defined Terms

SCHEDULE 5.03	Subsidiaries; Capitalization of Company

SCHEDULE 5.05(A)	Debt to be Repaid

SCHEDULE 5.05(B)	Continuing Existing Debt

SCHEDULE 10.01	Existing Liens

EXHIBIT 1.01(i)	Form of Senior Secured Note

EXHIBIT 1.01(ii)	Form of First Warrant

EXHIBIT 4.06	Opinion Matters

EXHIBIT 4.09(a)	Form of Note Security Agreement

EXHIBIT 4.09(B)	Form of Subsidiary Note Security Agreement

EXHIBIT 4.09(C)	Form of Subsidiary Guaranty

EXHIBIT 4.09(D)	Form of Mortgage

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Artes Medical, Inc.
5870 Pacific Center Boulevard
San Diego, CA 92121
Phone: (858) 550-9999
$6,500,000 10% Senior Secured Note
due on the fifth (5th) anniversary of the Closing Date
and
Common Stock Purchase Warrant
for 1,300,000 Shares of Common Stock
Dated as of January 28, 2008
Cowen Healthcare Royalty Partners, L.P.
c/o Cowen Healthcare Royalty GP, LLC
177 Broad Street
Suite 1101
Stamford, CT 06901
Ladies and Gentlemen:
     Artes Medical, Inc., a Delaware corporation (the “Company”), agrees with Cowen Healthcare Royalty Partners, L.P., a Delaware limited partnership (“you” or “CHRP”), as follows:
ARTICLE I
AUTHORIZATION OF NOTES AND FIRST WARRANT
     Section 1.01 Amount.
     The Company has authorized the issue and sale of (i) a $6,500,000 aggregate principal amount 10% Senior Secured Note, due on the fifth (5th) anniversary of the Closing Date (the “Note,” such term to include any such notes issued in substitution therefor pursuant to Article XIII of this Agreement) substantially in the form set out in Exhibit 1.01(i), and (ii) a Common Stock Purchase Warrant (the “First Warrant”) substantially in the form set out in Exhibit 1.01(ii), each with such changes therefrom, if any, as may be approved by you and the Company.
     Section 1.02 Maturity Date.
     The initial maturity date of the Note shall be the fifth (5th) anniversary of the Closing Date.

     Section 1.03 Interest.
     The Note shall, subject to the addition of any default interest, bear interest at a per annum rate of 10%. Interest shall be computed on the basis of a three hundred sixty (360) day year, comprised of twelve (12) thirty (30) day months. Interest shall be payable, in cash, monthly in arrears on the last day of each calendar month. In no event shall the interest charged in respect of the Note exceed the highest maximum amount chargeable as interest under applicable law, provided that if applicable law limits the amount chargeable as interest hereunder and applicable law subsequently permits a rate of interest in respect of the Note which is higher than the stated rate chargeable under the terms of the Note, the Note shall bear interest at such higher rate until the aggregate interest charged in respect of the Note equals the amount which would have been charged if the rate chargeable in respect of the Note had not been so previously limited and thereafter the rate chargeable in respect of the Note shall reduce from such higher rate to the stated rate of interest hereunder.
ARTICLE II
SALE AND PURCHASE OF NOTE
     Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing provided for in Article III, the Note in the aggregate principal amount specified in Section 1.01, together with the First Warrant, at the purchase price of 100% of the principal amount of the Note.
ARTICLE III
CLOSING
     The sale and purchase of the Note and the First Warrant to be purchased by you shall occur at the offices of McDermott Will & Emery LLP, Chicago, Illinois at 9:00 a.m., Chicago time, at a closing (the “Closing”) as soon as practicable after the satisfaction or waiver by you and the Company of the closing conditions set forth in Article IV, or as otherwise may be agreed upon by you and the Company. At the Closing, the Company will deliver to you the Note and the First Warrant, each dated the date of the Closing and registered in your name (or in the name of your nominee) against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to Comerica Bank, Routing # ***, Account # ***, Beneficiary Name: ARTES MEDICAL INC. If at the Closing the Company fails to tender the Note and the First Warrant to you as provided above in this Article III, or any of the conditions specified in Article IV shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

ARTICLE IV
CONDITIONS TO CLOSING
     Your obligation to purchase and pay for the Note and the First Warrant is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:
     Section 4.01 Accuracy of Representations and Warranties.
     The representations and warranties of the Company set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date.
     Section 4.02 Performance; No Default.
     The Company shall have materially performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Note and the First Warrant (and the application of the proceeds thereof as contemplated by Section 5.06) no Default or Event of Default shall have occurred and be continuing.
     Section 4.03 Litigation.
     No action, suit, litigation, proceeding or investigation shall have been instituted, be pending or threatened (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in connection with the transactions contemplated by this Agreement, or (ii) seeking to restrain or prohibit your rights or performance under the Revenue Agreement.
     Section 4.04 Consents.
     All material notices to, consents, approvals, authorizations and waivers from Third Parties and Government Authorities that are required for the consummation of the transactions contemplated by this Agreement or any of the Note Documents shall have been obtained or provided for and shall remain in effect.
     Section 4.05 Compliance Certificates.
     (a) Officer’s Certificate. The Company shall have delivered to you a certificate of an executive officer of the Company pursuant to which such officer certifies that the conditions set forth in Sections 4.01, 4.02, and 4.03 have been satisfied in all material respects.
     (b) Secretary’s Certificate. The Company shall have delivered to you a certificate certifying as to the resolutions attached thereto and any other corporate proceedings relating to the authorization, execution and delivery of the Note, the First Warrant and this Agreement.

     Section 4.06 Opinions of Counsel.
     You shall have received opinions in form and substance satisfactory to you, dated the date of the Closing from Heller Ehrman LLP, covering the matters set forth in Exhibit 4.06 and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company instructs its counsel to deliver such opinion to you).
     Section 4.07 Purchase Permitted By Applicable Law, etc.
     On the date of the Closing your purchase of the Note and the First Warrant shall (i) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (ii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you at least three (3) Business Days prior to the Closing, you shall have received an Officer’s certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.
     Section 4.08 Proceedings and Documents.
     All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request, including without limitation, the Security Documents and the Subsidiary Guaranty.
     Section 4.09 Financing Transactions.
     The Company shall have consummated the transactions contemplated by the Revenue Agreement, all on the terms and conditions described therein. The Company shall have issued the Second Warrant to CHRP pursuant to the terms of the Revenue Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     As of the date hereof (it being understood that the representations and warranties contained herein shall be deemed to be made both before and after giving effect to the consummation of the transactions contemplated under the Revenue Agreement), the Company represents and warrants to you that:
     Section 5.01 Authorization.
     The Company has all necessary power and authority to enter into, execute and deliver this Agreement, the Note and the First Warrant and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. This Agreement, the Note and the First Warrant each have been duly authorized, executed and delivered by the Company and each of this Agreement, the Note and the First Warrant constitutes the valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.
     Section 5.02 Governmental Authorization.
     The execution and delivery by the Company of this Agreement, the Note and the First Warrant, and the performance by it of its obligations hereunder and thereunder, does not require any notice to, action or consent by, or in respect of, or filing with, any Governmental Authority, except for the filing of financing statements under the UCC and filings required under federal and state securities laws.
     Section 5.03 Ownership of Shares of Subsidiaries and Capitalization.
     (a) Except as set forth on Schedule 5.03, the Company has no Subsidiaries and owns no equity interests or debt interests of any other Person.
     (b) Except as set forth on Schedule 5.03, there are no options, warrants, convertible instruments or other rights held by any Person to acquire any equity interest (or interest convertible or exchangeable for any equity interest) in the Company. The authorized capital stock of the Company consists of (i) 200,000,000 shares of Common Stock, par value $0.001 per share, of which 16,514,163 shares are issued and outstanding as of the date hereof, and of which an additional 5,562,219 shares have been reserved for issuance upon exercise or conversion of outstanding securities; and (ii) 10,000,000 shares of undesignated preferred stock, none of which are issued and outstanding or reserved for issuance upon exercise or conversion of securities.
     (c) The shares of Common Stock issuable upon exercise of the First Warrant will, when issued, in accordance with the exercise provisions of the First Warrant, will be duly and validly issued, fully paid, non assessable and free and clear of all Liens, except any Liens created by or through you.
     Section 5.04 Financial Statements.
     The Financial Statements are complete and accurate in all material respects, were prepared in conformity with GAAP and present fairly in all material respects the financial position and the financial results of the Company and its Subsidiaries as of the dates and for the periods covered thereby.
     Section 5.05 Existing Debt.
     Other than (i) with respect to the Debt identified on Schedule 5.05(A) hereto (the “Debt to be Repaid”), (ii) Debt identified on Schedule 5.05(B) hereto and (iii) with respect to its obligations in respect of the Note, the Company has no Debt.

     Section 5.06 Use of Proceeds.
     The Company shall use all proceeds from the issuance of the Note and the First Warrant (i.e., not including any proceeds received by the Company upon exercise of the First Warrant) to repay in full all obligations in respect of the Debt to be Repaid. The Company shall not use any such proceeds for any other purpose.
     Section 5.07 Foreign Assets Control Regulations, etc.
     (a) Neither the sale of the Note or the First Warrant by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
     (b) The Company (i) is not a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) does not engage in any dealings or transactions with any such Person. The Company is in compliance, in all material respects, with the USA Patriot Act.
     (c) No part of the proceeds from the sale of the Note and the First Warrant hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.
     Section 5.08 Status under Certain Statutes.
     The Company is not subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2006, as amended, the Interstate Commerce Act, as amended by the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.
     Section 5.09 Additional Representations and Warranties.
     The representations and warranties of the Company contained in Sections 3.06 through 3.19, inclusive, of the Revenue Agreement are hereby incorporated by reference as if such sections were set forth in full herein, mutatis mutandi.
ARTICLE VI
REPRESENTATIONS OF CHRP
     You represent that (i) the Note and the First Warrant are being acquired for the your own account and without a view to the resale or distribution of the Note, the First Warrant or any interest therein; (ii) you are an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (iii) you understand that the Note and the First Warrant being sold hereby have not been registered under the Securities Act, or applicable state securities laws, and are being issued in reliance on exemptions for private offerings contained in Section 4(2) of the Securities Act and in reliance on exemptions from the registration requirements of certain state securities laws; (iv) because the Note and the First Warrant have not been registered under the Securities Act or applicable state securities laws, the Note and the First Warrant may not be re-offered or resold except through a valid and effective registration statement or pursuant to a valid exemption from the registration requirements under the Securities Act and applicable state securities laws; (v) you have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of your investment in the Note and the First Warrant and are capable of bearing the economic risks of such investment, including a complete loss of your investment in the Note and the First Warrant; and (vi) you understand that your investment in the Note and the First Warrant involves a high degree of risk.
ARTICLE VII
FINANCIAL AND BUSINESS INFORMATION
     Following the termination of the Revenue Agreement, the Company agrees to deliver to you and to perform the following:
     (a) Promptly after receipt by the Company of notice of any action, claim, investigation, proceeding (commenced or threatened), certificate, offer, proposal, material correspondence or other material written communication relating to the transactions contemplated by this Agreement, the Revenue Agreement, or documents related thereto or transactions contemplated thereby, then, the Company shall inform you of the receipt of such notice and the substance of such action, claim, investigation, proceeding, certificate, offer, proposal, correspondence or other written communication and, if in writing shall furnish you with a copy of such notice and any related materials with respect to such action, claim, investigation, proceeding, certificate, offer, proposal, correspondence or other written communication.
     (b) The Company shall keep and maintain, or cause to be kept and maintained, at all times accurate and complete books and records.
     (c) You and any of your representatives shall have the right (at your cost), from time to time (but no more frequently than four (4) times per twelve (12) month period), to visit the Company and its Subsidiaries’ offices and properties where the Company and its Subsidiaries keep and maintain its books and records relating or pertaining to the Collateral for purposes of conducting an audit of such books and records, and to inspect, copy and audit such books and records, during normal business hours, and, upon five (5) Business Days’ written notice given by you to the Company, the Company will provide you and any of your representatives reasonable access to such books and records, and shall permit you and any of your representatives to discuss the business, operations, properties and financial and other condition of the Company or any of its Affiliates including, but not limited to, matters relating or pertaining to the Collateral with officers of such parties, and with their independent certified public accountants (to the extent such independent certified accountants agree to discuss such matters with you).
     (d) The Company shall deliver to you the following financial statements:

          (i) Within forty-five (45) calendar days after the end of each Fiscal Quarter, copies of the unaudited consolidated financial statements of the Company and its Subsidiaries for such Fiscal Quarter; and
          (ii) Within ninety (90) calendar days after the end of each Fiscal Year, copies of the audited consolidated financial statements of the Company and its Subsidiaries for such Fiscal Year.
     (e) The Company shall maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP.
     (f) All information furnished by the Company to CHRP in connection with this Agreement shall be kept confidential by CHRP in accordance with the terms of the Confidentiality Agreement, dated August 24, 2007, between CHRP and the Company, and shall be used by CHRP only in connection with this Agreement and any other Transaction Document and the transactions contemplated hereby and thereby.
ARTICLE VIII
PREPAYMENT OF THE NOTE
     No regularly scheduled principal prepayments are due on the Note prior to its stated maturity. The Company may at any time prepay all or any portion of the obligations under the Note in accordance with this Article VIII. In the event of prepayment of the Note by the Company, (i) the Company shall give the holder of the Note written notice of its election to optionally prepay all or a portion of the Note under this Article VIII not less than thirty (30) days prior to the date fixed for such prepayment (such notice shall specify the date (which shall be a Business Day) for prepayment of the Note and the amount of principal to be repaid), and (ii) the Company shall pay to the holder of the Note on the date fixed for such prepayment (which shall be a Business Day), an amount in cash equal to (x) a principal amount of the Note as stated in such notice, (y) all accrued and unpaid interest on such principal amount, and (z) the applicable pro rata portion of the Prepayment Premium (based on the portion of principal amount to be repaid).
     From and after the date (which shall be a Business Day) properly fixed for prepayment of the Note, unless the Company shall fail to pay such amounts set forth in clauses (x), (y) and (z) of the paragraph above, interest on such portion of principal amount repaid shall cease to accrue. Upon the payment or prepayment of the Note in full, it shall be surrendered to the Company and canceled and shall not be reissued.
ARTICLE IX
AFFIRMATIVE COVENANTS
     The Company covenants and agrees that, until the outstanding Obligations are paid in full, except with CHRP’s prior written consent:

     Section 9.01 Insurance.
     The Company shall (i) maintain insurance policies with insurance companies rated not less than “A-” by A.M. Best Company, Inc. with coverages and in amounts customary for companies of comparable size and condition similarly situated in the same industry as the Company, including product liability insurance, directors and officers insurance and general liability insurance, subject only to such exclusions and deductible items as are usual and customary in insurance policies of such type, and (ii) maintain you as an additional insured party with respect to its general liability and product liability insurance policies.
     Section 9.02 Corporate Existence, etc.
     The Company will at all times preserve and keep in full force and effect its corporate existence.
     Section 9.03 Note Security Agreement.
     The Company and its Subsidiaries shall, at all times until the Note has been paid and performed in full, grant in favor of you a valid, continuing, first perfected Lien on and security interest in the collateral described in the Security Documents; it being understood that your security interest in that portion of the Collateral consisting of “Subordinated Collateral” (as defined in the Note Security Agreement) shall be subordinated to the security interest of the Revenue Interest Secured Party (as defined in the Note Security Agreement) in such collateral pursuant to the Revenue Interest Security Agreement (as defined in the Note Security Agreement).
     Section 9.04 Further Assurance.
     (a) Subject to the terms and conditions of this Agreement, you and the Company will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement. You and the Company agree to execute and deliver such other documents, certificates, agreements and other writings (including any financing statement filings requested by you) and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.
     (b) You and the Company shall execute and deliver such additional documents, certificates and instruments, and to perform such additional acts, as may be reasonably requested and necessary or appropriate to carry out and effectuate all of the provisions of this Agreement and to consummate all of the transactions contemplated by this Agreement.
     (c) You and the Company shall cooperate and provide assistance as reasonably requested by the other respective party in connection with any litigation, arbitration or other proceeding (whether threatened, existing, initiated, or contemplated prior to, on or after the date hereof) to which any party hereto or any of its officers, directors, shareholders, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interests, in each case relating to this Agreement or the transactions described herein.
ARTICLE X
NEGATIVE COVENANTS
     The Company covenants and agrees that, until the outstanding Obligations are paid in full, the Company will not do any of the following without CHRP’s prior written consent:
     Section 10.01 Liens.
     (a) Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any accounts (within the meaning of the UCC), or permit any of its Subsidiaries so to do, except for Permitted Liens.
     (b) Agree with any Person other than CHRP not to grant a security interest in, or otherwise encumber, any of its, or covenant to any other Person that the Company in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of the Company’s property, or permit any Subsidiary to do so, except in connection with the Permitted Liens.
     Section 10.02 Sale of Assets.
     Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any material part of its business or property, including its intellectual property, other than Permitted Transfers or move cash balances on deposit with institutions with which CHRP has deposit account control agreements to accounts opened at another financial institution.
     Section 10.03 Mergers, Consolidations, etc.
     Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into the Company), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (i) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (ii) such transactions do not in the aggregate exceed Five Hundred Thousand Dollars ($500,000) during any Fiscal Year, (iii) such transactions do not result in a Change in Control, and (iv) the Company is the surviving entity.
     Section 10.04 Nature of Business.
     Engage in any business if, as a result, the general nature of the business in which the Company would then be engaged would be substantially changed from the general nature of the business and related services in which the Company is engaged on the date of this Agreement.

     Section 10.05 Debt.
     Create, incur, assume, guarantee or be or remain liable with respect to any Debt, or permit any Subsidiary so to do, other than Permitted Debt, or prepay any Debt or take any actions which impose on the Company an obligation to prepay any Debt, except Debt to CHRP.
     Section 10.06 Transactions with Affiliates.
     Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of the Company (not including a subsidiary of the Company which has guaranteed the obligations of the Company hereunder and granted liens on such subsidiary’s assets to secure such guaranty obligations) except for transactions that are in the ordinary course of the Company’s business, upon fair and reasonable terms that are no less favorable to the Company than would be obtained in an arm’s length transaction with a non-affiliated Person.
     Section 10.07 Investments.
     Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments, or maintain or invest any of its property with a Person other than CHRP or CHRP’s Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with CHRP, in form and substance satisfactory to CHRP, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to the Company.
     Section 10.08 Distributions.
     Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that the Company may (i) repurchase the stock of former employees pursuant to stock option agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, and (ii) repurchase the stock of former employees pursuant to stock option agreements by the cancellation of indebtedness owed by such former employees to the Company regardless of whether an Event of Default exists.
     Section 10.09 Subordinated Debt.
     Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision affecting CHRP’s rights contained in any documentation relating to the Subordinated Debt without CHRP’s prior written consent.
     Section 10.10 Inventory and Equipment.
     Store its inventory or its equipment with a bailee, warehouseman, or similar Third Party unless the Third Party has been notified of CHRP’s security interest and CHRP is in possession of the warehouse receipt, where negotiable, covering such inventory or equipment and, to the extent the amount of such inventory and equipment which is stored with a Third Party is in excess of

$250,000, the Third Parties where inventory and equipment constituting such excess are located shall have executed a collateral access agreement reasonably acceptable to CHRP.
ARTICLE XI
EVENTS OF DEFAULT
     An “Event of Default” shall exist if:
     (a) any “Put Option Event,” as defined in the Revenue Agreement, shall occur and be continuing;
     (b) the Company fails to pay the Note when due;
     (c) the Company violates any material term, provision, condition, covenant (including the covenants contained in Article X) contained in this Agreement, in any of the Note Documents, or in any other present or future agreement between the Company and CHRP related to the Note Documents and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten (10) days after the Company receives notice thereof or any officer of the Company becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by the Company be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then the Company shall have an additional reasonable period (which shall not in any case exceed ten (10) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default;
     (d) if there is a default or other failure to perform in any agreement to which the Company is a party with a Third Party or parties resulting in a right by such Third Party or parties, whether or not exercised, to accelerate the maturity of any Debt in an amount in excess of *** Dollars ($***); or
     (e) if any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to CHRP by any the Company pursuant to this Agreement or to induce the Company to enter into this Agreement or any other Note Document.
ARTICLE XII
ACCELERATION UPON DEFAULT; PREPAYMENT
     Section 12.01 Acceleration Upon Default.
     (a) If an Event of Default with respect to the Company described in Article XI has occurred, the Note shall automatically become immediately due and payable.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

     (b) Upon the Note becoming due and payable under this Section 12.01, the Note will forthwith mature and the entire principal amount of the Note, plus (y) all accrued and unpaid interest thereon and (z) the Prepayment Premium, shall all be immediately due and payable, without presentment, demand, protest or further notice, all of which are hereby waived.
     (c) If any Event of Default has occurred and is continuing, and irrespective of whether the Note has become or has been declared immediately due and payable under Section 12.01, the holder of the Note at the time outstanding may proceed to protect and enforce the rights of the holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in the Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
     (d) At any time after the Note has been declared due and payable pursuant to Section 12.01, the holder of the Note outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (x) the Company has paid all overdue interest on the Note, all principal of the Note, the Prepayment Premium and all interest on such overdue principal, (y) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Article XV, and (z) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Note. No rescission and annulment under this Section 12.01(d) will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
     (e) No course of dealing and no delay on the part of the holder of the Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice the holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by the Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. The Company will pay to the holder of the Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Article XII, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.
ARTICLE XIII
REGISTRATION; EXCHANGE; SUBSTITUTION AND ALLOCATION OF NOTE AND FIRST WARRANT
     Section 13.01 Registration of Note and First Warrant.
     The Company shall keep at its principal executive office a register for the registration and registration of transfers of the Note and the First Warrant. The name and address of the holders the Note and the First Warrant, each transfer thereof and the name and address of each transferee of the Note and the First Warrant shall be registered in such register. Prior to due presentment for registration of transfer, the Person(s) in whose name(s) the Note and the First Warrant shall be registered, respectively, shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to holder(s) of the Note and/or the First Warrant (if the Note or the First Warrant shall have been sold or assigned in part), promptly upon request therefor, a complete and correct copy of the names and addresses of all other registered holders thereof, if any.
     Section 13.02 Transfer and Exchange of Note and/or Warrant.
     Upon surrender of the Note or the First Warrant, as the case may be, at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or First Warrant or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or First Warrant or part thereof), the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes or First Warrants (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note, or exercisable into the number of shares previously unexercised under the First Warrant, as the case may be. Each such new Note or First Warrant shall be payable to or exercisable by such Person as such holder may request and shall be substantially in the form of Note or First Warrant established for such series, as the case may be. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of the Note and/or First Warrant. Neither the Note nor the First Warrant shall be transferred in denominations (or notional values) of less than $1,000,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of the Note or First Warrant, one Note or First Warrant may be in a denomination (or notional value) of less than $1,000,000. Any transferee, by its acceptance of a Note or First Warrant registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Article VI. If the Note or the First Warrant initially issued hereunder is transferred in part, rather than in whole, each reference herein or in the Note, to the “holder of the Note,” to the First Warrant, to the “holder of the First Warrant” or like reference shall be deemed to be a reference to the “holders” thereof or a similar reference, as appropriate.
     Section 13.03 Replacement of Note and First Warrant.
     Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of the Note or First Warrant (which evidence shall be notice from the holder of such ownership and such loss, theft, destruction or mutilation), and
     (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of the Note or First Warrant is you or your nominee, your own unsecured agreement of indemnity shall be deemed to be satisfactory), or
     (b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Note or First Warrant of, as applicable, the same series or tranche, dated and bearing interest from the date to which interest shall have been paid on, or exercisable for the number of shares of Common Stock, such lost, stolen, destroyed or mutilated Note or First Warrant, as applicable, or dated the date of such lost, stolen, destroyed or mutilated Note or First Warrant if no interest shall have been paid thereon or shares exercised therefore, as applicable.
     Section 13.04 Tax Allocation of Note and First Warrant.
     The parties agree that the payments made by CHRP under this Agreement shall be allocated for income tax purposes as follows:
          (i) $67,369 shall be allocated to the First Warrant; and
          (ii) $6,432,631 shall be allocated to the Note.
ARTICLE XIV
PAYMENTS ON NOTES
     Section 14.01 Place of Payment.
     Subject to Section 14.02, payments of principal, the Prepayment Premium, if any, and interest becoming due and payable on the Note shall be made in New York, New York at the address specified for delivery of notices to CHRP in Article XVI. The Company may at any time, by notice to the holder of the Note, change the place of payment of the Note so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
     Section 14.02 Home Office Payment.
     So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in the Note to the contrary, the Company will pay all sums becoming due on the Note for principal and the Prepayment Premium, if any, and interest by the method and at the address specified for such purpose in Section 14.01, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.01. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.02.

ARTICLE XV
AMENDMENT AND WAIVER
     Section 15.01 Requirements.
     (a) This Agreement or any term or provision hereof may not be amended, changed or modified except with the written consent of the parties hereto. No waiver of any right hereunder shall be effective unless such waiver is signed in writing by the party against whom such waiver is sought to be enforced.
     (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     Section 15.02 Solicitation of the Holder of the Note and First Warrant.
     (a) The Company will provide the holders of the Note and the First Warrant with sufficient information, sufficiently far in advance of the date a decision is required, to enable the holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Note or the First Warrant. The Company will deliver executed or true and correct copies of each amendment, waiver or consent to the holders of the Note or the First Warrant, as the case may be, promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the holder thereof.
     (b) Any consent made pursuant to this Article XV by the holder of the Note or the First Warrant that has transferred or has agreed to transfer its Note or First Warrant to the Company or any Affiliate of the Company and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to the holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent shall be void and of no force or effect except solely as to the holder.
ARTICLE XVI
NOTICES
     All notices, consents, waivers and communications hereunder given by any party to the other shall be in writing (including facsimile transmission) and delivered personally, by telegraph, telecopy, telex or facsimile, by a recognized overnight courier, or by dispatching the same by certified or registered mail, return receipt requested, with postage prepaid, in each case addressed:

If to you to:
Cowen Healthcare Royalty Partners, L.P.
c/o Cowen Healthcare Royalty GP, LLC
177 Broad Street
Suite 1101
Stamford, CT 06901
Attention: Clarke B. Futch
Facsimile No.: (646) 562-1293
Email: clarke.futch@cowen.com
with a copy to:
McDermott Will & Emery LLP
227 West Monroe Street
Chicago, IL 60606-5096
Attention: Timothy R.M. Bryant
Facsimile No.: (312) 984-7700
Email: tbryant@mwe.com
If to the Company to:
Artes Medical, Inc.
5870 Pacific Center Boulevard
San Diego, CA 92121
Attention: Karla R. Kelly, General Counsel
Facsimile No.: (858) 875-5609
Email: kkelly@artesmedical.com
with a copy to:
Heller Ehrman LLP
4350 La Jolla Village Drive, 7th Floor
San Diego, CA 92122
Attention: Jeff Thacker
Facsimile No.: (858) 587-5941
Email: jthacker@hellerehrman.com
or to such other address or addresses as you or the Company may from time to time designate by notice as provided herein, except that notices of changes of address shall be effective only upon receipt. All such notices, consents, waivers and communications shall: (a) when posted by certified or registered mail, postage prepaid, return receipt requested, be effective three (3) Business Days after dispatch, unless such communication is sent trans-Atlantic, in which case they shall be deemed effective three (3) Business Days after dispatch, (b) when telegraphed, telecopied, telexed or facsimiled, be effective upon receipt by the transmitting party of confirmation of complete transmission, or (c) when delivered by a recognized overnight courier or in person, be effective upon receipt when hand delivered.

ARTICLE XVII
MISCELLANEOUS
     Section 17.01 Survival.
     All representations and warranties and covenants made or contained herein, any certificates or in any other writing delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Note and the First Warrant and shall continue to survive to the extent permitted by law until the later of (i) the termination of this Agreement upon the full payment and discharge of all amounts due under the Note and (ii) the third (3rd) anniversary hereof. Any investigation or other examination that may have been made or may be made at any time by or on behalf of the party to whom representations and warranties are made shall not limit, diminish or in any way affect the representations and warranties in this Agreement, and the parties may rely on the representations and warranties in this Agreement irrespective of any information obtained by them by any investigation, examination or otherwise.
     Section 17.02 Successors and Assigns.
     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. None of the Company nor its Subsidiaries shall be entitled to assign any of its obligations and rights under the this Agreement without the prior written consent of CHRP. CHRP may assign without consent of the Company or its Subsidiaries any of its rights under this Agreement without restriction.
     Section 17.03 Payments Due on Non-Business Days.
     Anything in this Agreement or the Note to the contrary notwithstanding, any payment of principal of, the Prepayment Premium or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day (unless such next succeeding Business Day would fall in the next calendar month, in which case such payment shall be made on the next preceding Business Day) without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
     Section 17.04 Entire Agreement.
     This Agreement, together with the Exhibits and Schedules hereto (which are incorporated herein by reference), the Note, the First Warrant, the Note Security Agreement and the agreements referenced herein and therein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements (including the Summary of Terms and Conditions dated December 12, 2007 between CHRP and the Company), understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement; provided, however, the terms of that certain Confidentiality Agreement by and between the Company and CHRP dated as of August 24, 2007 shall continue in effect. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits, Schedules, the Note or the First Warrant) has been made or relied upon by either party hereto. None of this Agreement, nor any provision hereof, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
     Section 17.05 Interpretation.
     When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article, Section, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. Neither party hereto shall be or be deemed to be the drafter of this Agreement for the purposes of construing this Agreement against one party or the other.
     Section 17.06 Headings and Captions.
     The headings and captions in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
     Section 17.07 Counterparts; Effectiveness.
     This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Any counterpart may be executed by facsimile or pdf signature and such facsimile or pdf signature shall be deemed an original.
     Section 17.08 Severability.
     If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect.
     Section 17.09 Governing Law; Jurisdiction.
     (a) This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.
     (b) Any legal action or proceeding with respect to this Agreement may be brought in any state or federal court of competent jurisdiction in the state, county and city of New York. By execution and delivery of this Agreement, each party hereto hereby irrevocably consents to and accepts, for itself and in respect of its property, generally and unconditionally the non-exclusive jurisdiction of such courts. Each party hereto hereby further irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement.

     (c) Each party hereto hereby irrevocably consents to the service of process out of any of the courts referred to in subsection (b) above of this Section 17.09 in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address set forth in this Agreement. Each party hereto hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any suit, action or proceeding commenced hereunder that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of a party to serve process on the other party in any other manner permitted by law.
     Section 17.10 Waiver of Jury Trial.
     Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any action, proceeding, claim or counterclaim arising out of or relating to any Note Document or the transactions contemplated under any Note Document. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to any Note Document.
     Section 17.11 Expenses; Attorney’s Fees.
     Each party hereto will pay all of its own fees and expenses in connection with entering into and consummating the transactions contemplated by this Agreement; provided, that the Company agrees to reimburse you for your actual, reasonable and documented out-of-pocket expenses to cover due diligence and other, including legal, expenses associated with the transactions contemplated hereby and by the Revenue Agreement, but in no event shall such reimbursement exceed $300,000 in the aggregate; provided, further, that if any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
* * *

     If you are in agreement with the foregoing, please execute the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours, Artes Medical, Inc.
By:	/s/ Diane S. Goostree
	Name:	Diane S. Goostree
	Title:	President & CEO

The foregoing is agreed to as of the date thereof. Cowen Healthcare Royalty Partners, L.P. By: Cowen Healthcare Royalty GP, LLC Its: General Partner
By:	/s/ Todd C. Davis
	Name:	Todd C. Davis
Title:

SIGNATURE PAGE TO
NOTE AND WARRANT
PURCHASE AGREEMENT

SCHEDULE A
DEFINED TERMS
     As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
     “Affiliate” shall mean any Person that controls, is controlled by, or is under common control with another Person. For purposes of this definition, “control” shall mean (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.
     “Agreement” and references thereto, shall mean this Note and Warrant Purchase Agreement as it may from time to time be amended or supplemented.
     “Anti-Terrorism Order” shall mean Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), as amended.
     “Business Day” shall mean any day other than a Saturday, a Sunday, any day which is a legal holiday under the laws of the State of New York, or any day on which banking institutions located in the State of New York are required by law or other governmental action to close.
     “Change in Control” shall have the meaning provided therefor in the Revenue Agreement.
     “Closing” shall have the meaning set forth in Article III.
     “Closing Date” shall mean the date of the Closing.
     “Company” shall mean Artes Medical, Inc., a Delaware corporation, together with its successors and assigns.
     “Debt” with respect to any Person, shall mean, at any time, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into, and accruals (including accruals for patronage dividends payable in cash) arising, in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to surety instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of such property, in which case the amount of the Debt with respect thereto shall be limited to the fair market value of such property); (f) all capital lease obligations; (g) all indebtedness referred to in foregoing clauses (a) through (f) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; provided, the amount of such Debt for the purposes of this clause (g) shall be the amount stipulated in any agreement or instrument evidencing such Person’s obligation; (h) obligations arising in connection with the transfer of an interest in accounts or notes receivable which transfer constitutes a true sale, including securitizations, and (i) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above.
     “Debt to be Repaid” shall have the meaning set forth in Section 5.05.
     “Default” shall mean an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
     “Default Rate” shall mean that rate of interest that is the greater of (i) ***% per annum above the rate of interest stated in clause (a) of the first paragraph of the Note or (ii) ***% over the rate of interest publicly announced by JPMorgan Chase, N.A. (or its successor) from time to time in New York, New York as its “base” or “prime” rate.
     “Event of Default” shall have the meaning set forth in Article XI.
     “FDA” shall mean the United States Food and Drug Administration or any successor federal agency thereto.
     “Financial Statements” shall mean the audited consolidated balance sheets of the Company and its Subsidiaries at December 31, 2006, 2005 and 2004, and the related audited consolidated statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries for the Fiscal Years ended December 31, 2006, 2005 and 2004, and the unaudited consolidated balance sheet of the Company and its Subsidiaries at September 30, 2007 and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries for the Fiscal Quarter ended September 30, 2007 and the accompanying footnotes thereto.
     “First Warrant” shall have the meaning set forth in Section 1.01.
     “Fiscal Quarter” shall mean a calendar quarter.
     “Fiscal Year” shall mean a calendar year.
     “GAAP” shall mean generally accepted accounting principles in the United States in effect from time to time.
     “Governmental Authority” shall mean any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether foreign, federal, state or local (domestic or foreign), including the United States Patent and Trademark Office, the FDA, the United States National Institutes of Health, or any other government authority in any country.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

     “Guaranty Obligation” shall mean, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, without duplication, with respect to any Debt, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (a) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (b) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof, excluding from the foregoing obligations in connection with the endorsement of checks.
     “holder” shall mean, with respect to the Note and/or the First Warrant, the Person in whose name the Note and/or the First Warrant, as applicable, is registered in the register maintained by the Company pursuant to Section 13.01.
     “Investment” shall mean any beneficial ownership of (including stock, partnership or limited liability company interest other securities) any Person, or any loan, advance or capital contribution to any Person.
     “Lien” shall mean any lien, hypothecation, charge, instrument, license, preference, priority, security agreement, security interest, interest, mortgage, option, privilege, pledge, liability, covenant, order, tax, right of recovery, trust or deemed trust (whether contractual, statutory or otherwise arising) or any encumbrance, right or claim of any other person of any kind whatsoever whether choate or inchoate, filed or unfiled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.
     “Mortgage” shall mean the Leasehold Mortgage dated as of the Closing Date between the Company and CHRP and the other parties thereto, in the form of Exhibit 4.09(D), executed by the Company in favor of CHRP.
     “Note” shall have the meaning set forth in Section 1.01.
     “Note Documents” shall mean, collectively, this Agreement, the Note, the First Warrant, the Mortgage, the Security Documents and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.
     “Note Security Agreement” shall mean the Note Security Agreement, in the form of Exhibit 4.09(A), executed by the Company in favor of CHRP.
     “Obligations” shall mean all debt, principal, interest, expenses and other amounts owed to CHRP by the Company pursuant to this Agreement or any other Note Document, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Bankruptcy Event (as defined in the Revenue Agreement) and including any debt, liability, or obligation owing from the Company to others that CHRP may have obtained by assignment or otherwise.

     “Permitted Debt” shall mean:
     (a) Debt of the Company in favor of CHRP arising under this Agreement or any other Note Document;
     (b) Debt existing on the Closing Date and disclosed in Schedule 5.05(B);
     (c) Debt not to exceed    ***    Dollars ($***) in the aggregate in any Fiscal Year of the Company secured by a lien described in clause (c) of the defined term “Permitted Liens;” provided such Debt does not exceed the lesser of the cost or fair market value of the equipment financed with such Debt;
     (d) Subordinated Debt;
     (e) Debt to trade creditors incurred in the ordinary course of business;
     (f) so long as the lender thereunder has entered into an intercreditor agreement reasonably acceptable to CHRP with respect to the collateral therefor, a Permitted Working Capital Line of Credit; and
     (g) Extensions, refinancings and renewals of any items of Permitted Debt, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon the Company or its Subsidiaries, as the case may be.
     “Permitted Investment” shall mean:
     (a) Investments existing on the Closing Date disclosed in the Schedule; and
     (b) Investments permitted under the Company’s Investment Policy as in effect on the Closing Date, a true, correct and complete copy of which has been provided by the Company to CHRP;
     (c) Repurchases of stock from former employees or directors of the Company under the terms of applicable stock option agreements (i) in an aggregate amount not to exceed    ***    Dollars ($***) in any Fiscal Year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees to the Company regardless of whether an Event of Default exists;
     (d) Investments accepted in connection with Permitted Transfers;
     (e) Investments of Subsidiaries in or to other Subsidiaries or the Company and Investments by the Company in Subsidiaries not to exceed    ***    Dollars ($***) in the aggregate in any Fiscal Year;

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

     (f) Investments not to exceed    ***    Dollars ($***) in the aggregate in any Fiscal Year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of the Company or its Subsidiaries pursuant to employee stock purchase plan agreements approved by the Company’s Board of Directors;
     (g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of the Company’s business;
     (h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of the Company in any Subsidiary; and
     (i) Joint ventures or strategic alliances in the ordinary course of the Company’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by the Company do not exceed    ***    Dollars ($***) in the aggregate in any Fiscal Year;
provided, that in no event shall Permitted Investments include investments in Subsidiaries of the Company which either have not provided a guaranty of the Company’s Obligations hereunder or have not provided a security agreement securing such guaranty obligations (in each case in form and substance reasonably satisfactory to CHRP) other than aggregate Investments, at any one time outstanding, in Artes Medical Germany GmbH which are less than $***.
     “Permitted Liens” shall mean the following:
     (a) Any Liens existing on the Closing Date and disclosed in Schedule 10.01 (excluding Liens to be satisfied with the proceeds of the Note) or arising under this Agreement or the other Note Documents;
     (b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which the Company maintains adequate reserves, provided the same have no priority over any of CHRP’s security interests;
     (c) Liens not to exceed    ***    Dollars ($***) in the aggregate in any Fiscal Year (i) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

solely to the property so acquired and improvements thereon, and the proceeds of such equipment;
     (d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;
     (e) Liens arising from judgments, decrees or attachments in circumstances not involving amounts in excess of    ***    Dollars ($***);
     (f) Liens on accounts receivable and inventory and products and proceeds thereof securing a Permitted Working Capital Line of Credit; provided that in no event shall such Lien extend to any of the Collateral under the Revenue Interest Security Agreement; and
     (g) Mechanics Liens related to the tenant improvements authorized by the Company’s leases for its corporate headquarters buildings in San Diego, California.
     “Permitted Transfer” shall mean the conveyance, sale, lease, transfer or disposition by the Company or any Subsidiary of:
     (a) inventory in the ordinary course of business;
     (b) licenses and similar arrangements for the use of the property of the Company or its Subsidiaries in the ordinary course of business;
     (c) worn-out or obsolete equipment;
     (d) other assets of the Company or its Subsidiaries that do not in the aggregate exceed    ***    Dollars ($***) during any Fiscal Year; or
     (e) assets or licenses for the use of the property of the Company (including the Company’s Intellectual Property) to a Subsidiary of the Company.
     “Permitted Working Capital Line of Credit” shall mean a secured revolving line of credit borrowed by the Borrower, in which the collateral for such Permitted Working Capital Line of Credit consists of the Company’s inventory and accounts receivable and the aggregate principal amount outstanding thereunder does not exceed the aggregate of    ***    percent (***%) of inventory (at the lower of cost and market) and    ***    percent (***%) of accounts receivable.
     “Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, but not including a government or political subdivision or any agency or instrumentality of such government or political subdivision.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

     “Prepayment Premium” shall mean a prepayment premium payable by the Company (to the full extent permitted by applicable law) in an amount which, when added to principal and interest payments then due and to all other payments (including principal and interest payments) to CHRP made from and after the Closing Date in respect of the Note (exclusive of payments in respect of indemnification and expenses), would make the sum of the prepayment premium, together with the principal and interest payments then due and all other payments made from and after the Closing Date in respect of the Note (exclusive of payments in respect of indemnification and expenses) equal    ***    Percent (***%) of the aggregate principal amount of the Note set forth in Section 1.01.
     “Put Option Event” shall have the meaning set forth in Article XI.
     “Revenue Agreement” shall mean the Revenue Interest Financing and Warrant Purchase Agreement of even date herewith between the Company and CHRP.
     “Second Warrant” shall mean the warrant issued to the initial holder of the Note pursuant to the Revenue Agreement, in consideration for such holder’s consummation of the transactions under the Revenue Agreement.
     “Security Documents” shall mean the Note Security Agreement, the Subsidiary Note Security Agreement, the Mortgage and documents referenced therein.
     “Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
     “Subordinated Collateral” shall have the meaning set forth in Section 9.03.
     “Subordinated Debt” means any debt incurred by the Company that is subordinated in writing to the debt owing by the Company to CHRP on terms reasonably acceptable to CHRP (and identified as being such by the Company and CHRP).
     “Subsidiary” or “Subsidiaries” shall mean with respect to any Person (i) any corporation of which the outstanding capital stock having at least a majority of votes entitled to be cast in the election of directors under ordinary circumstances shall at the time owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person. Unless otherwise indicated herein, a reference to a “Subsidiary” or to “Subsidiaries” shall be deemed to be a reference to a Subsidiary or Subsidiaries of the Company.
     “Subsidiary Guaranty” shall mean the Guaranty, in the form of Exhibit 4.09(C), executed by the domestic Subsidiaries of the Company in favor of CHRP.
     “Subsidiary Note Security Agreement” shall mean the Subsidiary Note Security Agreement, in the form of Exhibit 4.09(B), executed by the domestic Subsidiaries of the Company in favor of CHRP.
     “Third Party” shall mean any Person other than the Company or you or their or your respective Affiliates.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

     “Transfer” shall have the meaning set forth in Section 10.02.
     “USA Patriot Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     “UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.